EXHIBIT 99.2

AGREEMENT AND PLAN
OF MERGER
BY AND AMONG
PORTEC RAIL PRODUCTS, INC.
PORTEC RAIL ACQUISITION CORP.
SALIENT SYSTEMS, INC.
HAROLD D. HARRISON
AND
SHARRON A. HARRISON

JULY 20, 2004

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS	2
1.1. Certain Definitions	2
ARTICLE II THE MERGER	6
2.1. Merger	6
2.2. Effective Date and Time	7
2.3. Additional Director of Portec Rail	7
2.4. Effects of the Merger	7
2.5. Tax Consequences	7
2.6. Possible Alternative Structures	7
2.7. Additional Actions	8
ARTICLE III CONVERSION OF SHARES	8
3.1. Conversion of Salient Common Stock; Merger Consideration	8
3.2. Procedures for Exchange of Salient Common Stock	14
3.3. Treatment of Salient Stock Options	16
3.4. Reservation of Shares	16
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS	17
4.1. Organization	17
4.2. Capitalization	17
4.3. Authority; No Violation	18
4.4. Consents	19
4.5. Financial Statements	19
4.6. Taxes	19
4.7. Absence of Certain Changes or Events	20
4.8. Material Contracts; Leases; Defaults	20
4.9. Ownership of Property; Insurance Coverage	21
4.10. Legal Proceedings	22
4.11. Compliance With Applicable Law	22
4.12. Employee Benefit Plans	23
4.13. Brokers, Finders and Financial Advisors	25
4.14. Environmental and Safety Matters	25
4.15. Related Party Transactions	26
4.16. Antitakeover Provisions Inapplicable; Required Vote	26
4.17. Registration Obligations	27
4.18. Intellectual Property	27
4.19. Labor Matters	27
4.20. Salient Information Supplied	28
4.21. Unlawful Payments and Contributions	28
4.22. Warranties	28
4.23. Books and Records	28
4.24. Internal Control	29
4.25. Notes and Accounts Receivable	29
4.26. Product Liability	29
4.27. Customers and Suppliers	29
4.28. Principal Shareholders	29

(i)

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PORTEC	30
5.1. Organization	30
5.2. Capitalization	30
5.3. Authority; No Violation	31
5.4. Consents	31
5.5. Financial Statements	32
5.6. No Material Adverse Effect	32
5.7. Compliance With Applicable Law	32
5.8. Securities Documents	33
5.9. Antitakeover Provisions Inapplicable	33
5.10. Brokers, Finders and Financial Advisors	33
5.11. Portec Rail Common Stock	34
5.12. Taxes	34
5.13. Portec Rail Information Supplied	34
5.14. Salient Employees	34
5.15. Prior Acquisitions	35
ARTICLE VI COVENANTS OF SALIENT	35
6.1. Conduct of Business	35
6.2. Current Information	38
6.3. Access to Properties and Records	38
6.4. Financial and Other Statements	39
6.5. Maintenance of Insurance	39
6.6. Disclosure Supplements	40
6.7. Consents and Approvals of Third Parties	40
6.8. All Reasonable Efforts	40
6.9. Failure to Fulfill Conditions	40
6.10. No Solicitation	40
6.11. Minutes of Meetings of the Board of Directors and Committees	41
6.12. Lock-up Agreement	42
6.13. Non-Compete Agreements	42
ARTICLE VII COVENANTS OF PORTEC	42
7.1. Conduct of Business	42
7.2. Current Information and Consultation	42
7.3. Financial and Other Statements	43
7.4. Disclosure Supplements	43
7.5. Consents and Approvals of Third Parties	43
7.6. All Reasonable Efforts	43
7.7. Failure to Fulfill Conditions	43
7.8. Stock Listing	44
7.9. Stock and Cash Reserve	44
ARTICLE VIII APPROVALS AND OTHER MATTERS	44
8.1. Meeting of Stockholders	44
8.2. Proxy Statement-Prospectus; Merger Registration Statement	44
8.3. Third Party Approvals	45
8.4. Affiliates	46

(ii)

ARTICLE IX CLOSING CONDITIONS	46
9.1. Conditions to Each Party’s Obligations under this Agreement	46
9.2. Conditions to the Obligations of Portec Rail under this Agreement	47
9.3. Conditions to the Obligations of Salient under this Agreement	48
ARTICLE X THE CLOSING	50
10.1. Time and Place	50
10.2. Salient Deliveries at the Closing	50
10.3. Portec Rail Deliveries at the Closing	51
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER	51
11.1. Termination	51
11.2. Effect of Termination	52
11.3. Indemnification	53
11.4. Amendment, Extension and Waiver	56
ARTICLE XII MISCELLANEOUS	57
12.1. Confidentiality	57
12.2. Public Announcements	57
12.3. Notices	57
12.4. Parties in Interest	58
12.5. Complete Agreement	58
12.6. Counterparts	59
12.7. Severability	59
12.8. Governing Law	59
12.9. Counsel	59
12.10. Interpretation	59
12.11. Jurisdiction And Venue	60
12.12. Specific Performance	60
12.13. Costs and Expenses	60
12.14. WAIVER OF TRIAL BY JURY	61

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Employment Agreement
Exhibit C-1	Form of Harrison Escrow Agreement
Exhibit C-2	Form of Falls River Escrow Agreement
Exhibit D	Affiliates Agreement
Exhibit E	Form of Harrison Promissory Note
Exhibit F	Form of Lock-Up Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of July 20, 2004, by and among Portec Rail Products, Inc., a West Virginia corporation (“Portec Rail”), Portec Rail Acquisition Corp., a wholly owned subsidiary of Portec Rail incorporated under the laws of the State of Ohio (“PAC”), Salient Systems, Inc., an Ohio corporation (“Salient”), Harold D. Harrison, a shareholder of Salient, and Sharron A. Harrison, a shareholder of Salient (Harold D. Harrison and Sharron A. Harrison are sometimes referred to as the “Principal Shareholders,” and Salient and the Principal Shareholders are sometimes collectively referred to as the “Sellers”).

     WHEREAS, the Board of Directors of each of Portec Rail and Salient (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors; and

     WHEREAS, as a condition to the willingness of Portec Rail to enter into this Agreement, each of the Principal Shareholders and Leif Harrison, has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Portec Rail (the “Voting Agreement”), pursuant to which each such Principal Shareholder and Leif Harrison has agreed, among other things, to vote all shares of common stock of Salient owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement;

     WHEREAS, also as a condition to the willingness of Portec Rail to enter into this Agreement, Harold D. Harrison has agreed to enter into an employment agreement with Portec Rail, substantially in the form of Exhibit B hereto, effective as of the Closing Date (the “Employment Agreement”);

     WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Department regulations; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

     1.1. Certain Definitions.

     As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

     “Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

     “Agreement” means this agreement, and any amendment hereto.

     “Certificate” shall mean a certificate evidencing shares of Salient Common Stock.

     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Compensation and Benefit Plans” shall have the meaning set forth in Section 4.12.1.

     “Confidentiality Agreement” shall mean the Mutual Non-Disclosure and Confidentiality Agreement referred to in Section 12.1 of this Agreement.

     “Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

     “Dissenting Stockholder” shall have the meaning set forth in Section 3.1.4.

     “Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

     “Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to

Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     “Exchange Agent” shall mean National City Bank, or such other bank or trust company or other agent designated by Portec Rail, which shall act as agent for Portec Rail in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

     “Exchange Fund” shall have the meaning set forth in Section 3.2.1.

     “Exchange Ratio” shall have the meaning set forth in Section 3.1.3(A).

     “Falls River” shall mean Falls River Group, LLC.

     “GAAP” shall mean generally accepted accounting principles in the United States of America.

     “Governmental Entity” shall mean any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

     “IRS” shall mean the United States Internal Revenue Service.

     “Intellectual Property” shall have the meaning set forth in Section 4.18.1.

     “Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by that Person, or by the executive officers and directors of such Person, after an investigation that is reasonable under the circumstances, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Entity or any other material written notice received by an executive officer or director of that Person.

     “Material Adverse Effect” shall mean, with respect to Portec Rail or Salient, respectively, any effect that (i) is material and adverse to the financial condition, results of operations, material licenses or business of Portec Rail and its Subsidiaries taken as a whole, or Salient and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either Salient, on the one hand, or Portec Rail, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement.

     “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

     “Merger” shall mean the merger of Salient with and into PAC in accordance with the terms and subject to the conditions hereof.

     “Merger Consideration” shall mean the cash and Portec Rail Common Stock to be paid by Portec Rail, as set forth in Section 3.1.

     “Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Portec Rail Common Stock to be offered to holders of Salient Common Stock, including the holders of Salient Stock Options, and to Falls River in connection with the Merger.

     “NASD” shall mean the National Association of Securities Dealers, Inc.

     “Nasdaq” shall mean the Nasdaq National Market.

     “OGCL” means the Ohio General Corporation Law.

     “OSS” means the Office of the Secretary of State of the State of Ohio.

     “PAC” shall mean Portec Rail Acquisition Corp., an Ohio corporation.

     “Pension Plan” shall have the meaning set forth in Section 4.12.2.

     “Permits” shall have the meaning set forth in Section 4.11.1.

     “Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

     “Portec Rail” shall mean Portec Rail Products, Inc., a West Virginia corporation, with its principal executive offices located at 900 Old Freeport Road, Pittsburgh, Pennsylvania 15238-8250.

     “Portec Rail Articles” means the Articles of Incorporation of Portec Rail, as amended.

     “Portec Rail Common Stock” shall mean the common stock, par value $1.00 per share, of Portec Rail.

     “PORTEC RAIL DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by Portec Rail to Salient specifically referring to the appropriate section of this Agreement.

     “Portec Rail Financial Statements” shall mean the (i) the audited consolidated balance sheets (including related notes and schedules) of Portec Rail as of December 31, 2003 and 2002 and the consolidated statements of income, shareholders’ equity and cash flows (including related notes and schedules, if any) of Portec Rail for each of the three years ended December 31, 2003, 2002 and 2001, as set forth in Portec Rail’s annual report on Form 10-K for the year ended December 31, 2003, and (ii) the unaudited interim consolidated financial statements of Portec Rail as of the end of each calendar quarter following December 31, 2003, and for the periods then ended, as filed by Portec Rail in its Securities Documents.

     “Portec Rail Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Portec Rail.

     “Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

     “Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

     “Salient” shall mean Salient Systems, Inc., an Ohio corporation, with its principal offices located at 4330 Tuller Road, Dublin, Ohio 43017-5008.

     “Salient Articles” means the Articles of Incorporation of Salient, as amended.

     “Salient Common Stock” shall mean the common stock, no par value, of Salient.

     “SALIENT DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by Salient to Portec Rail specifically referring to the appropriate section of this Agreement.

     “Salient Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Salient as of December 31, 2003 and 2002 and the consolidated statements of income and retained earnings (deficit), and cash flows (including related notes and schedules, if any) of Salient for each of the three years ended December 31, 2003, 2002 and 2001, and (ii) the interim consolidated financial statements of Salient as of and for the period ending March 31, 2004, as provided to Portec Rail, and attached to the SALIENT DISCLOSURE SCHEDULES..

     “Salient Permits” shall have the meaning set forth in Section 4.11.1.

     “Salient Stock Option” shall mean an option to purchase shares of Salient Common Stock granted pursuant to the Salient Stock Option Plan and outstanding as of the date hereof, as set forth in SALIENT DISCLOSURE SCHEDULE 4.2.1.

     “Salient Stockholders Meeting” shall have the meaning set forth in Section 8.1.1.

     “Salient Stock Option Plan” shall mean the Salient Systems, Inc. 1997 Incentive Stock Option Plan, and any and all amendments thereto.

     “Salient Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Salient.

     “SEC” shall mean the Securities and Exchange Commission or any successor thereto.

     “Securities Act” shall mean the Securities Act of 1933, as amended.

     “Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

     “Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

     “Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

     “Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

     “Taxes” shall have the meaning set forth in Section 4.6.

     “Tax Returns” shall have the meaning set forth in Section 4.6.

     “Termination Date” shall mean November 30, 2004.

     “Treasury Stock” shall have the meaning set forth in Section 3.1.2.

     “Worker Safety Laws” shall have the meaning set forth in Section 4.14.1.

     “Working Capital” shall mean current assets minus current liabilities, as defined under GAAP.

     Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

     2.1. Merger.

     Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Salient shall merge with and into PAC, with PAC as the resulting or surviving corporation (sometimes referred to as the “Surviving Corporation”); and (b) the separate existence of Salient shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Salient shall be vested in and assumed by PAC. The PAC Articles of Incorporation, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, and the Code of Regulations of PAC, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation. As part of the Merger, each share of Salient Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof. The directors of PAC immediately prior to the Effective Time shall be the initial directors of the Surviving

Corporation, each to hold office in accordance with the Articles of Incorporation and Code of Regulations of the Surviving Corporation. Until changed in accordance with the Articles of Incorporation and Code of Regulations of the Surviving Corporation, the officers of PAC immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     2.2. Effective Date and Time.

     Subject to the satisfaction or waiver of the conditions set forth in Article IX, the Merger shall become effective upon the occurrence of the filings in the office of the OSS of a certificate of merger in accordance with Section 1701.81 of the OGCL, or such later date and time as may be set forth in such filings (the “Effective Date”). The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”

     2.3. Additional Director of Portec Rail.

     To the extent that after the date hereof persons are appointed to the Portec Rail Board of Directors who are not Directors of Portec Rail as of the date hereof, the second person so appointed shall be Sharron A. Harrison.

     2.4. Effects of the Merger.

     At and after the Effective Time, the Merger shall have the effects as set forth in the OGCL.

     2.5. Tax Consequences.

     It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 1.368-2(g) and 1.368-3(a) of the Treasury Department regulations. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Effective Time, neither Portec Rail nor any of its Affiliates, nor Salient nor any of its Affiliates, shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Portec Rail and Salient each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable BKD, LLP to deliver the tax opinions contemplated by Section 9.1.5, which certificates shall be dated as of the date of such opinions.

     2.6. Possible Alternative Structures.

     Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time Portec Rail shall,

with Salient’s consent (which shall not be unreasonably withheld), be entitled to revise the structure for effecting the Merger described in Section 2 hereof, provided that (i) there are no adverse Tax consequences to Salient, Portec Rail, PAC or to the holders of the shares of Salient Common Stock immediately prior to the Effective Time as a result of the modification, and nothing would prevent the rendering of the opinion in Section 9.1.5, as a result of the modification; (ii) the consideration to be paid to the holders of Salient Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

     2.7. Additional Actions.

     If, at any time after the Effective Time, Portec Rail shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Portec Rail its right, title or interest in, to or under any of the rights, properties or assets of Salient, or (ii) otherwise carry out the purposes of this Agreement, Salient and its officers and directors shall be deemed to have granted to Portec Rail an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Portec Rail its right, title or interest in, to or under any of the rights, properties or assets of Salient or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Portec Rail are authorized in the name of Salient or otherwise to take any and all such action.

ARTICLE III
CONVERSION OF SHARES

     3.1. Conversion of Salient Common Stock; Merger Consideration.

     At the Effective Time, by virtue of the Merger and without any action on the part of Portec Rail, Salient or the holders of any of the shares of Salient Common Stock, the Merger shall be effected in accordance with the following terms:

          3.1.1. Each share of PAC Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

          3.1.2. All shares of Salient Common Stock held in the treasury of Salient and each share of Salient Common Stock owned by Portec Rail prior to the Effective Time (“Treasury Stock”), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefore.

          3.1.3. Each share of Salient Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into the right to receive the Merger Consideration as provided and in accordance with the following terms:

               (A) Each share of Salient Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, and other than 735,323 shares of Salient Common Stock owned by Harold Harrison (the “HH Salient Shares”), which HH Salient Shares are addressed in 3.1.3(B) below) shall become and be converted into, subject to the limitations set forth in this Agreement, the right to receive (i) $1.447 in cash (the “Cash Consideration”); plus (ii) 0.24116397 shares (the “Exchange Ratio”) of Portec Rail Common Stock, subject to adjustment as provided in Section 3.1.7 of this Agreement (the “Stock Consideration”). The Cash Consideration to be received by any holder of shares of Salient Common Stock will be rounded up or down to the nearest whole cent. The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Base Merger Consideration.”

               (B) The HH Salient Shares (i.e., 735,323 shares of Salient Common Stock issued and outstanding immediately prior to the Effective Time and owned by Harold Harrison) shall become and be converted into, subject to the terms, conditions, and limitations set forth in this Agreement and the exhibits thereto, the right to receive (i) a promissory note, substantially in the form of Exhibit E attached hereto, in the aggregate principal amount of $1,064,000 (the “Harrison Promissory Note”), which provides for the payment to Harold Harrison in four equal, annual installments of $266,000 (beginning January 3, 2006 and ending on January 3, 2009), with interest payable at the Wall Street Journal prime rate, and which installments are payable subject to certain conditions set forth in the Harrison Promissory Note; plus (ii) 177,334 shares of Portec Rail Common Stock, subject to adjustment as provided in Section 3.1.7 of this Agreement, to be placed in an escrow account established at National City Bank pursuant to an escrow agreement in substantially the form of Exhibit C-1 attached hereto (the “Harrison Escrow Agreement”), which shall provide for the delivery to Harold Harrison of these shares in four approximately equal annual installments, beginning January 3, 2006 and ending on January 3, 2009 (three installments of 44,333 shares and one installment of 44,335 shares), subject to certain conditions set forth in the Harrison Escrow Agreement. The cash consideration to be paid to Harold Harrison pursuant to the Harrison Promissory Note and the shares of Portec Rail Common Stock to be placed in escrow and delivered to Harold Harrison pursuant to the Harrison Escrow Agreement are sometimes referred to herein collectively as the “Deferred Harrison Merger Consideration.” Harold Harrison, in his sole discretion, may prepare and file a “protective” election under Section 83(b) of the Code with respect to any or all of the Portec Rail Common Stock subject to the Harrison Escrow Agreement.

               (C) In addition to the Base Merger Consideration and the Deferred Harrison Merger Consideration, the holders of shares of Salient Common Stock immediately prior to the Effective Time (excluding Dissenting Shares, but including the HH Salient Shares) shall be entitled to receive additional merger consideration subsequent to the Effective Time, in the form of an earnout payment (the “Contingent Merger Consideration”) with respect to the years ending December 31, 2004, 2005 and 2006 (each an “Earnout Year” and collectively the “Earnout Period”), subject to the terms, conditions and limitations set forth herein. The Contingent Merger Consideration, if any, shall be paid in shares of Portec Rail Common Stock and shall be based upon the amount of “after-tax net income” (in excess of $1,400,000 as provided herein) attributable solely to the Salient business with respect to each Earnout Year. If the after tax net income from the Salient business during an Earnout Year is greater than $1,400,000 but less than or equal to $2,800,000, then the holders of Salient Common Stock immediately prior to the Effective Time shall be entitled to receive a number of additional shares of Portec Rail Common Stock (subject to Section 3.1.3(E)) with a value (as determined pursuant to (i) below) equal to the entire amount by which the after tax net income during the Earnout Year exceeds $1,400,000 (up to $2,800,000). If the after tax net income from the Salient business during an Earnout Year exceeds $2,800,000, the holders of Salient Common Stock immediately prior to the Effective Time shall be entitled to receive (subject to Section 3.1.3(E)), and in addition to the amount payable as a result of the preceding sentence, a number of additional shares of Portec Rail Common Stock with a value (as determined pursuant to (i) below) equal to 50% of the amount by which the after tax net income during the Earnout Year exceeds $2,800,000. The amount of any Contingent Merger Consideration determined in accordance with the foregoing shall be reduced, in the aggregate, dollar for dollar by the amount by which the Working Capital of Salient at the Closing Date is less than the Working Capital of Salient at December 31, 2003; provided, however, that Working Capital shall be credited for up to $100,000 that may be expended by Salient prior to the Closing Date in connection with the purchase of computer servers and related equipment, as described in SALIENT DISCLOSURE SCHEDULE 3.1.3(C)). The Working Capital calculation and all supporting documentation used in deriving such calculation shall be presented by Portec Rail to the Principal Shareholders no later than forty-five (45) days after the Closing Date for review. The Principal Shareholders shall have ten (10) business days to review such calculation and present in writing the basis (in reasonable detail) for any objection thereto and supporting documentation. Upon receipt by Portec Rail of such written objection, Portec Rail shall attempt in good faith to resolve the disagreement concerning the Working Capital calculation through negotiation with the Principal Shareholders. If the objection cannot be resolved within five business days, Portec Rail and the Principal Shareholders will submit the dispute to binding arbitration before an independent accounting firm as agreed to by Portec Rail and the Principal Shareholders for final determination. Within 30 days of final determination and if the Working Capital of Salient is greater than the Working Capital of Salient at December 31, 2003, Portec Rail will pay the additional amount in stock and cash in the same proportion as the Base Merger Consideration, subject to Section 9.3.10.

     (i) The number of shares of Portec Rail Common Stock that shall be issued, if any, as Contingent Merger Consideration with respect to any Earnout Year shall be based on the following assumed values of Portec Rail Common Stock for each Earnout Year: $10 per share for 2004; $11 per share for 2005; and $12 per share for 2006. Notwithstanding the preceding sentence, Portec Rail and Salient acknowledge and agree that, to the extent Portec Rail is required to report any portion of the value of the Contingent Merger Consideration as interest for Tax purposes, the amount of such interest shall be based on (a) the closing price of Portec Rail Common Stock as of the close of the trading day immediately preceding the date on which any payment of Contingent Merger Consideration is paid, and (b) the applicable federal rate of interest (as defined in Section 1274(d) of the Code) applicable to such payment.

     (ii) After tax net income for the Earnout Period is calculated on an Earnout Year by Earnout Year basis, and is not cumulative for the Earnout Period. Attached to this Agreement as PORTEC RAIL DISCLOSURE SCHEDULE

3.1.3(C)(ii) is an illustration setting forth potential payouts of the Contingent Merger Consideration based on various hypothetical Earnout Period results.

     (iii) Within 90 days after the end of each Earnout Year, Portec Rail will calculate the amount of after tax net income earned in connection with the Salient business and the amount of any Contingent Merger Consideration, if any, payable with respect to that Earnout Year. Portec Rail will provide Harold Harrison (or in his absence, Sharron A. Harrison) and Falls River with its calculation of any Contingent Merger Consideration and all supporting documentation used in deriving such calculation within such 90-day period. Portec Rail shall maintain complete and accurate financial statement books and records prepared and maintained in accordance with GAAP consistently applied for the Salient business. The Principal Shareholders shall be entitled at their initial expense (which shall be reimbursed from any Contingent Merger Consideration payable prior to distribution to Salient Shareholders) to review the calculation of Contingent Merger Consideration and the supporting documentation. Subject to the dispute resolution procedures set forth in subsection (D) below, the Contingent Merger Consideration, if any, will be paid on the later of 10 business days after (a) the agreement by the Principal Shareholders that the Contingent Merger Consideration calculation provided by Portec Rail is accurate, and (b) the resolution of any disputes pertaining to the Contingent Merger Consideration calculation pursuant to subsection (D) below. Any Contingent Merger Consideration to be paid shall be allocated among the holders of Salient Common Stock immediately prior to the Effective Time in accordance with their respective holdings of shares of Salient Common Stock immediately prior to the Effective Time. No fractional shares shall be issued. In lieu of the issuance of fractional shares, cash shall be paid based on the assumed value of Portec Rail Common Stock as provided in this Section 3.1.3(C).

     (iv) For purposes of this Agreement, the term “after tax net income” earned in connection with the Salient business shall be calculated under GAAP consistently applied and shall be based on earnings reflecting all direct operating expenses incurred by the Salient business for the period, and shall assume an applicable domestic tax rate that is reflected as part of Portec Rail’s audited financial statements for the Earnout Year. The following particular principles shall be applied in determining the after tax net income of the Salient business: The Salient business shall be treated as a division of Portec Rail for accounting purposes and intercompany charges shall be applied to the Salient business in the same manner as they are applied to Portec Rail’s other divisions, including the following: (1) general corporate accounting and auditing fees and expenses shall be allocated to all Portec Rail divisions, including the Salient business, based upon the sales of the division for the year; (2) legal fees and expenses shall be allocated to all Portec Rail divisions, including the Salient business, only upon actual, direct and specific use by the division, (3) insurance costs shall first be allocated based on specific and direct use, while general corporate insurance costs shall be allocated to all Portec Rail divisions, including the Salient business, based upon the sales of the division for the year; (4) the costs related to employee compensation and benefits (including bonus and other incentive payments) shall be allocated to and based on the employees actually employed by the division, (5) other direct charges shall be allocated based on specific use, such as state and local tax return preparation and expenses relating to a division’s operations, and (6) other than as set forth above, general corporate management time and related expense and general corporate overhead shall not be allocated to the Salient business, and nor shall the general corporate management time and related expense and general corporate overhead of the Salient business be allocated to Portec Rail.

     (v) Other than pursuant to Section 3.1.3(D), and absent manifest error, the amount of Contingent Merger Consideration determined by Portec Rail shall be final and binding and Portec Rail shall not have any liability to any person, including Salient stockholders, in connection therewith.

               (D) In the event of an objection (by Harold or Sharron A. Harrison) to the calculation of the Contingent Merger Consideration as proposed by Portec Rail, notice thereof, specifying in reasonable detail the basis for the objection, shall be provided to Portec Rail in writing within 60 days of receipt of Portec Rail’s calculation and supporting documentation. Upon receipt by Portec Rail of such written objection, Portec Rail shall attempt in good faith to resolve the disagreement concerning the Contingent Merger Consideration Payment through negotiation with the Principal Shareholders. If the objection cannot be resolved within five business days, Portec Rail will promptly make the distribution of the Contingent Merger Consideration in accordance with its calculations, and promptly thereafter submit the dispute to binding arbitration before three arbitrators sitting in Pittsburgh, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award.

               (E) Pursuant to the March 25, 2002 engagement letter between Salient, the Principal Shareholders and Falls River, Falls River shall receive directly from Portec Rail, the following payments in complete satisfaction of Salient’s fee obligations to Falls River: (i) at Closing, $224,000 and 37,333 shares of Portec Rail Common Stock (subject to adjustment consistent with the adjustments, if any, to the Exchange Ratio, as provided in Section 3.1.7 of this Agreement); (ii) $56,000 and 9,333 shares of Portec Rail Common Stock (subject to adjustment consistent with the adjustments, if any, to the Exchange Ratio, as provided in Section 3.1.7 of this Agreement) to be delivered to and held in an escrow account as of the Closing Date, which cash shall bear interest at the Wall Street Journal prime rate and be paid and shares delivered in four equal installments (four installments of $14,000 in cash, and three installments of 2,333 shares and one installment of 2,334 shares), when and only if, and to the extent that, the installment payments described in 3.1.3(B) are paid by Portec; and (iii) 5% of the shares of Portec Rail Common Stock to be issued, if any, as Contingent Merger Consideration.

          3.1.4. Each outstanding share of Salient Common Stock the holder of which has perfected his right to dissent under Section 1701.85 the OGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Section 1701.85 of the OGCL. Salient shall give Portec Rail prompt notice upon receipt by Salient of any such demands for payment of the fair value of such shares of Salient Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and Portec Rail shall have the right to participate in all negotiations and proceedings with respect to any such demands. Salient shall not, except with the prior written consent of Portec Rail, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the OGCL. Any payments made in respect of Dissenting Shares shall be made by Portec Rail.

          3.1.5. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Salient Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

          3.1.6. (A) After the Effective Time, shares of Salient Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Salient on such shares of Salient Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

                     (B) In the event Portec Rail changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Portec Rail Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Portec Rail Common Stock and the record date therefore shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that for the avoidance of doubt, the parties acknowledge that the foregoing is not intended to result in any such adjustment as a result of share issuances of Portec Rail Common Stock by Portec Rail under Portec Rail Compensation and Benefit Plans or where such issuance is for fair market value consideration.

          3.1.7. Portec Rail Share Adjustment. If the average closing price of the Portec Rail Common Stock on Nasdaq during the 20 trading day period ending five trading days before the Effective Time is less than $7.34 per share (such average price is referred to as the “Portec Market Value”), then Portec Rail shall, to the extent provided below, (i) increase the Exchange Ratio and the aggregate number of shares of Portec Rail Common Stock to be issued pursuant to Section 3.1.3(A); and based on such adjustment to the Exchange Ratio, (ii) (a) increase the aggregate number of shares of Portec Rail Common Stock to be placed in the Harrison Escrow Account pursuant to Section 3.1.3(B); and (b) increase the aggregate number of shares to be paid to Falls River pursuant to 3.1.3(E)(i) and (ii) so that Falls River receives the fees provided for in its March 25, 2002 engagement letter. The increase in the Exchange Ratio and the number of shares of Portec Rail Common Stock to be issued pursuant to this subsection shall be in the minimum amount necessary to cause the value of the shares of Portec Rail Common Stock to be received by the holders of shares of Salient Common Stock immediately prior to the Effective

Time (based on the Portec Market Value) to equal 55.0% of the aggregate value of the Base Merger Consideration and the Deferred Harrison Merger Consideration to be received by the holders of shares of Salient Common Stock immediately prior to the Effective Time (based on the cash to be paid and the Portec Market Value), and for these purposes assuming that holders of Dissenting Shares will receive an amount of consideration for their shares of Salient Common Stock that will not materially exceed the value of the Base Merger Consideration the holders of such shares would have received if they had participated in the transactions contemplated by this Agreement. The formula to be used in calculating the increase in the Exchange Ratio and the additional shares of Portec Rail Common Stock to be issued, and an illustration setting forth potential changes in the stock consideration based on various hypothetical average trading prices for Portec Rail Common Stock, are set forth in PORTEC RAIL DISCLOSURE SCHEDULE 3.1.7(A) to this Agreement.

          3.1.8. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificate or scrip representing fractional shares of Portec Rail Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Portec Rail Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Portec Rail. In lieu of the issuance of any such fractional share, Portec Rail shall pay to each former holder of Salient Common Stock who otherwise would be entitled to receive a fractional share of Portec Rail Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) $9.00. For purposes of determining any fractional share interest, all shares of Salient Common Stock owned by a Salient stockholder shall be combined so as to calculate the maximum number of whole shares of Portec Rail Common Stock issuable to such Salient stockholder.

     3.2. Procedures for Exchange of Salient Common Stock.

          3.2.1. Portec Rail to Make Merger Consideration Available. No later than the Closing Date, Portec Rail shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Salient Common Stock, for exchange in accordance with this Section 3.2, certificates representing the shares of Portec Rail Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to Section 3.1.3(A) (including the estimated amount of cash to be paid in lieu of fractional shares of Salient Common Stock) (such cash and certificates for shares of Portec Rail Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

          3.2.2. Exchange of Certificates. Portec Rail shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Salient Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal (which shall be subject to the reasonable approval of Salient) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore the Merger Consideration to which such holder of shares of Salient Common Stock shall have become entitled pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

          3.2.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Salient Common Stock shall have no rights, after the Effective Time, with respect to such Salient Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Portec Rail Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Portec Rail Common Stock represented by such Certificate.

          3.2.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          3.2.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Salient of the Salient Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

          3.2.6. Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, Portec Rail shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Portec Rail (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Portec Rail nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to, and in compliance with, any abandoned property, escheat or other similar law.

          3.2.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as Portec Rail may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

          3.2.8. Withholding. Portec Rail or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Salient Common Stock such amounts as Portec Rail (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Portec Rail or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Salient Common Stock in respect of whom such deduction and withholding were made by Portec Rail or the Exchange Agent.

     3.3. Treatment of Salient Stock Options.

     SALIENT DISCLOSURE SCHEDULE 3.3 sets forth all of the outstanding Salient Stock Options as of the date hereof, and includes the name of the option holder, the date of grant, the exercise price and vesting schedule for each grant. Each Salient Stock Option with an exercise price of less than $3.81 per share (the “In the Money Salient Stock Options”) will be exercised prior to the Effective Time. It is acknowledged and agreed that Salient may loan to the holders of the In the Money Salient Stock Options an amount necessary to enable such holders to exercise the In the Money Stock Options; provided, however, that all such amounts loaned by Salient shall be repaid to Salient at Closing out of the Cash Consideration. All Salient Stock Options that are not In the Money Salient Stock Options shall be cancelled prior to the Effective Time. On the Closing Date, Portec Rail shall receive an executed cancellation agreement from each holder of Salient Options that have been exercised or cancelled, which cancellation agreement shall be substantially in the form attached to PORTEC RAIL DISCLOSURE SCHEDULE 3.3.

     3.4. Reservation of Shares.

     Portec Rail shall reserve for issuance a sufficient number of shares of the Portec Rail Common Stock, that have been properly registered with the SEC and are publicly tradable (subject to any applicable lock-up agreements), for the purpose of issuing shares of Portec Rail Common Stock in accordance with Section 3.1.3(A), (B) and (E).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Sellers represent and warrant to Portec Rail that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the SALIENT DISCLOSURE SCHEDULE delivered by Salient to Portec Rail on the date hereof. Salient has made a good faith effort to ensure that the disclosure on each schedule of the SALIENT DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the SALIENT DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of Salient shall include the Knowledge of the Selling Shareholders.

     4.1. Organization.

          4.1.1. Salient is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Salient has full corporate power and authority to own or lease all of its properties and assets and carry on its business as now conducted. Salient is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. Salient has no Subsidiary.

          4.1.2. The minute books of Salient accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

          4.1.3. Prior to the date of this Agreement, Salient has made available to Portec Rail true and correct copies of the Articles of Incorporation or charter and Code of Regulations of Salient.

     4.2. Capitalization.

          4.2.1. The authorized capital stock of Salient consists of 6,500,000 shares of Salient Common Stock, of which 3,591,615 shares are outstanding, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of Salient Common Stock held by Salient as treasury stock as of the date hereof. Salient has not issued, and is not bound by, any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any shares of Salient Common Stock, or any other security of Salient or any securities representing the right to vote, purchase or otherwise receive any shares of Salient Common Stock or any other security of Salient, other than shares issuable under the Salient Stock Option Plan or the Salient Stock Options otherwise disclosed on SALIENT DISCLOSURE SCHEDULE 4.2.1. SALIENT DISCLOSURE SCHEDULE 4.2.1 sets forth: the name of each holder of a Salient Stock Option, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant, vesting and expiration dates, and the exercise price relating to the options held.

          4.2.2. Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.2.2, Salient does not possess, directly or indirectly, any material equity interest in any corporate entity.

          4.2.3. To the Knowledge of Salient, except as set forth on SALIENT DISCLOSURE SCHEDULE 4.2.3, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Salient Common Stock.

          4.2.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Salient’s stockholders may vote has been issued by Salient and are outstanding.

     4.3. Authority; No Violation.

          4.3.1. Salient has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the approval of this Agreement by Salient’s stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Salient and the completion by Salient of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Salient. This Agreement has been duly and validly executed and delivered by Salient, and subject to approval by the stockholders of Salient and due and valid execution and delivery of this Agreement by Portec Rail, constitutes the valid and binding obligation of Salient, enforceable against Salient in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

          4.3.2. The execution and delivery of this Agreement by Salient, subject to the receipt of the approval of the stockholders of Salient, the consummation of the transactions contemplated hereby, and compliance by Salient with any of the terms or provisions hereof will not: (i) conflict with or result in a breach of any provision of the Articles of Incorporation, Charter, Code of Regulations or Bylaws of Salient; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Salient or any of its respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Salient under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Salient is a party, or by which it or any of its properties or assets may be bound or affected.

     4.4. Consents.

     Except (a) for the filing in the office of the OSS of a certificate of merger in accordance with Section 1701.81 of the OGCL, (b) the filing with the SEC of the Merger Registration Statement and the obtaining from the SEC of such orders as may be required in connection therewith, (c) approval of the listing of Portec Rail Common Stock to be issued in the Merger on the Nasdaq, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Portec Rail Common Stock pursuant to this Agreement, and (e) the approval of this Agreement by the requisite vote of the stockholders of Salient, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or third party are necessary, and, to Salient’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by Salient, and the completion by Salient of the Merger. Salient has no Knowledge that any public body or authority having jurisdiction over the affairs of Salient, the consent or approval of which is required or to which a filing is required, will object to the completion of the transactions contemplated by this Agreement.

     4.5. Financial Statements.

          4.5.1. Salient has previously made available to Portec Rail the Salient Financial Statements covering periods ended prior to the date hereof. Except as disclosed in SALIENT DISCLOSURE SCHEDULE 4.5, the Salient Financial Statements have been prepared in accordance with GAAP consistently applied, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Salient and the Salient Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto.

          4.5.2. Except as disclosed in SALIENT DISCLOSURE SCHEDULE 4.5, at the date of each balance sheet included in the Salient Financial Statements, Salient did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of any type which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto.

     4.6. Taxes.

     Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.6, (i) Salient has filed all federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed or appropriate extensions therefore have been properly obtained, and such Tax Returns are correct and complete, (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested, (iii) Salient has complied in all material respects with all rules and regulations relating to the withholding of Taxes; (iv) Salient has not waived any statute of limitations in respect of its Taxes which waiver is currently in effect; (v) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of any Tax

Return referred to in clause (i) are currently pending; and (vi) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full. Salient has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period (relative to the Effective Time) specified in Code Section 897(c)(1)(A)(ii). For purposes of this Agreement: (i) “Taxes” means (A) any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (B) any liability for the payment of amounts with respect to payments of a type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (ii) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

     4.7. Absence of Certain Changes or Events.

     Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.7, since December 31, 2003: (A) Salient has not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business consistent with past practice, (B) Salient has not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance), (C) there has been no change in the capital stock of Salient and no dividend or distribution of any kind declared, paid or made by Salient on any class of its stock, (D) there has not been (y) any granting by Salient to any executive officer or material modification of any severance or termination benefits or (z) any entry by Salient into or material modification of any employment, severance or termination agreement with any such executive officer, (E) Salient has not prepared or filed any Tax Return (as defined in Section 4.6) inconsistent in any material respect with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method used in preparing or filing similar Tax Returns in prior periods, and (F) there has been no other event or circumstance causing a Material Adverse Effect on Salient, nor has any development or circumstance occurred that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Salient.

     4.8. Material Contracts; Leases; Defaults.

          4.8.1. Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.8.1, Salient is not a party to or subject to: (i) any employment, consulting or severance contract with any past or present officer, director or employee of Salient, except for “at will” arrangements; (ii) any plan or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Salient; (iii) any collective bargaining agreement with any labor union relating to employees of Salient; (iv) any agreement which by its terms limits or affects the payment of dividends by Salient; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Salient is an obligor to any person, which instrument evidences or relates to indebtedness which would be applicable on or after the Closing Date to Portec Rail or any Portec Rail Subsidiary; (vi) any other agreement, written or oral, which is not terminable without cause on 60 days’ notice or less without material penalty or payment, or that obligates Salient for the payment of more than $50,000 annually or for the payment of more than $50,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Salient (it being understood that any non-compete or similar provision shall be deemed material).

          4.8.2. Each real estate lease that will require the consent of the lessor or its agent, and any other contract to which Salient is a party that will require the consent of the other party thereto, as a result of the Merger by virtue of the terms of any such lease or contract, is listed in SALIENT DISCLOSURE SCHEDULE 4.8.2 identifying the section of the lease or contract that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, Salient is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          4.8.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 have been made available to Portec Rail on or before the date hereof, are listed on SALIENT DISCLOSURE SCHEDULE 4.8.1 and are in full force and effect on the date hereof. Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.8.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Salient is a party or under which Salient may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.8.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Salient or upon the occurrence of a subsequent event; or (y) requires Salient to provide a benefit in the form of Salient Common Stock or determined by reference to the value of Salient Common Stock.

     4.9. Ownership of Property; Insurance Coverage.

          4.9.1. Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.9.1, Salient has good and, as to real property, marketable title to all material assets and properties owned by Salient in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent Salient Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except for statutory liens for amounts not yet delinquent or which are being contested in good faith. Salient, as lessee, has the right under valid and existing leases of real and personal properties used by Salient in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Salient Financial Statements.

          4.9.2. Salient currently maintains insurance considered by each of them to be reasonable for their respective operations. Salient has not received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Salient under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three years Salient has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. SALIENT DISCLOSURE SCHEDULE 4.9.2 identifies all policies of insurance maintained by Salient and each Salient Subsidiary as well as the other matters required to be disclosed under this Section.

     4.10. Legal Proceedings.

     Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.10, Salient is not a party to any, and there are no pending or, to Salient’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against Salient, (ii) to which Salient’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of Salient to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

     4.11. Compliance With Applicable Law.

          4.11.1. Salient is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, “Permits”) necessary for Salient to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Salient Permits”), and as of the date of this Agreement, no suspension or cancellation of any Salient Permits is pending or, to Salient’s Knowledge, threatened. Salient is not in violation of (i) its charter, bylaws or equivalent documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over Salient, except for any violations, that, individually or in the aggregate, would not have a Material Adverse Effect on Salient.

          4.11.2. Except as set forth in the SALIENT DISCLOSURE SCHEDULE 4.11.2, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental

Entity against or involving Salient, or against or involving any of the directors, officers or employees of Salient, as such, or any of its properties, assets or business.

     4.12. Employee Benefit Plans.

          4.12.1. SALIENT DISCLOSURE SCHEDULE 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by Salient in which any employee or former employee, consultant or former consultant or director or former director of Salient or any former Salient Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Compensation and Benefit Plans”). Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.12.1, Salient does not have any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, Salient has made available to Portec Rail true and correct copies of the Compensation and Benefit Plans.

          4.12.2. Except as disclosed in SALIENT DISCLOSURE SCHEDULE 4.12.2, each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype plan letter from the IRS, and Salient is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or threatened action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Salient has not engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Salient to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

          4.12.3. There is no Salient Compensation and Benefit Plan that is a defined benefit plan subject to Title IV of ERISA. Neither Salient nor any ERISA Affiliate has contributed to any “multi-employer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980.

          4.12.4. Except as disclosed in SALIENT DISCLOSURE SCHEDULE 4.12.4, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

          4.12.5. Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.12.5, all material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Salient is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Salient’s consolidated financial statements to the extent required by GAAP. Salient has expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

          4.12.6. Salient does not have any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by Salient or any former Salient Subsidiary that would reasonably be expected to preclude Salient (or PAC as successor to Salient) from amending or terminating any obligations to its employees or former employees with respect to health, life insurance, disability insurance, or other retiree death benefits.

          4.12.7. Salient does not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

          4.12.8. With respect to each Compensation and Benefit Plan, if applicable, Salient has provided or made available to Portec Rail copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) two most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), if applicable.

          4.12.9. The consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result (except by operation of law) in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

          4.12.10. Salient does not maintain any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

          4.12.11. The consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or on the Effective Time), entitle any current or former employee, director or independent contractor of Salient to any actual or deemed payment (or benefit) from Salient (or its successor) which would reasonably be expected to constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

     4.13. Brokers, Finders and Financial Advisors.

     Neither Salient, nor any of its respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Falls River by Salient and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Falls River, setting forth the fee payable to Falls River for its services rendered to Salient in connection with the Merger and transactions contemplated by this Agreement, is attached to SALIENT DISCLOSURE SCHEDULE 4.13. The engagement agreement with Falls River, dated March 25, 2002, was approved by the Board of Directors of Salient at a duly convened meeting of the Board, and represents a valid obligation of Salient, enforceable in accordance with its terms.

     4.14. Environmental and Safety Matters.

          4.14.1. Except as may be set forth in SALIENT DISCLOSURE SCHEDULE 4.14, with respect to Salient and each former Salient Subsidiary:

               (A) The properties, assets and operations of Salient and its predecessors and former Subsidiaries have complied and are in compliance with all applicable federal, state, local, regional and foreign laws, rules and regulations, orders, decrees, common law, judgments, permits and licenses relating to public worker health and safety (collectively, “Worker Safety Laws”) and with the Environmental Laws. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are not past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Salient or any of its predecessors or former Subsidiaries that would interfere with or prevent compliance or continued compliance with or give rise to any liabilities or investigatory, corrective or remedial obligations under applicable Worker Safety Laws or Environmental Laws;

               (B) Salient has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Salient’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any predecessor or any of its former Subsidiaries (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by it or any predecessor or any former Salient Subsidiary;

               (C) The properties currently owned or operated by Salient (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

               (D) Salient has not received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

               (E) There are no underground storage tanks on, in or under any properties owned or operated by Salient, and no underground storage tanks have been closed or removed from any properties owned or operated by Salient; and

               (F) During the period of Salient’s or any of its former Subsidiaries’ or any predecessor’s ownership or operation of any of current or past properties, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. Prior to the period of Salient’s or any of its former Subsidiaries’ ownership or operation of any of their respective current properties, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

          4.14.2. Neither Salient nor any former Salient Subsidiary has conducted any environmental studies during the past ten years (other than Phase I studies which did not indicate any contamination of the environment by Materials of Environmental Concern) with respect to any properties owned or leased by it or any of its Subsidiaries.

     4.15. Related Party Transactions.

     Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.15, Salient is not a party to any transaction with any Affiliate of Salient. All such transactions (a) were made in the ordinary course of business, and (b) were made on substantially the same terms as those prevailing at the time for comparable transactions with other Persons.

     4.16. Antitakeover Provisions Inapplicable; Required Vote.

     The Board of Directors of Salient has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations under the OGCL and any other state laws applicable to it. The affirmative vote of a majority of the issued and outstanding shares of Salient Common Stock is required to approve this Agreement and the Merger under Salient’s Articles of Incorporation and the OGCL.

     4.17. Registration Obligations.

     Salient is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

     4.18. Intellectual Property.

          4.18.1. SALIENT DISCLOSURE SCHEDULE 4.18.1 sets forth all patents, patents pending, registered trademarks, registered copyrights, registered service marks, registered trade names, computer programs and software owned, held or used by Salient as of the date of this Agreement (the “Intellectual Property”). Salient does not hold or own any patents, registered copyrights, registered trademarks, registered service marks or registered trade names (collectively, “Registered Intellectual Property”) except those set forth in SALIENT DISCLOSURE SCHEDULE 4.18.1.

          4.18.2. Except as disclosed on SALIENT DISCLOSURE SCHEDULE 4.18.1, (i) Salient owns or has the right to use all the Intellectual Property necessary or desirable for the Salient to conduct its business as is currently conducted and consistent with past practice; (ii) all of the Intellectual Property is valid, enforceable and unexpired, is free of Liens, and has not been abandoned; and (iii) Salient takes all steps that it believes are reasonably necessary to protect, maintain and safeguard the Intellectual Property.

          4.18.3. Except as specified on SALIENT DISCLOSURE SCHEDULE 4.18.1, no facts or circumstances have occurred that could constitute (i) an infringement by Salient of any patent, copyright, trademark, service mark or similar right of any other party or (ii) a misappropriation by Salient of any trade secret, know-how, process, proprietary information or similar right of any other party. Salient has not received any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence or is aware of any facts or circumstances that could reasonably be expected to give rise to any such lawsuit, claim, demand, proceeding or investigation. To Salient’s Knowledge, no employees of Salient are obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of Salient or that would conflict in any material respect with the business of Salient.

     4.19. Labor Matters.

     There are no labor or collective bargaining agreements to which Salient is a party. To the Knowledge of Salient, there is no union organizing effort pending or threatened against Salient. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Salient, threatened against Salient. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Salient, threatened against Salient (other than routine employee grievances that are not related to union employees). Salient is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

     4.20. Salient Information Supplied

     The information relating to Salient to be contained in the Merger Registration Statement, or in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

     4.21. Unlawful Payments and Contributions.

     To the Knowledge of Salient, neither Salient, nor any of its Directors, officers or any of their respective employees or agents has (i) used any Salient funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.

     4.22. Warranties

     The accrual for warranty related expenses as of December 31, 2003 and March 31, 2004 reported in the Salient Financial Statement adequately reflects an amount required for satisfaction of warranty claims due in respect of goods sold or services provided by Salient prior to such date. Such provision has been established in accordance with GAAP. Other than as set forth in SALIENT DISCLOSURE SCHEDULE 4.22, Salient has not agreed to provide any express product or service warranties other than (a) standard warranties, the terms of which have been provided to Portec Rail and identified as Salient’s standard warranties, (b) warranties that (i) parts and components are free from defects in workmanship or comply with standard or agreed specifications that are extended for terms of no more than one year from date of installation or eighteen months from date of shipment, and that expressly provide that cure is to be effected by repair or replacement of the defective or noncomplying products and (ii) original equipment is free from defects in workmanship or complies with standard or agreed specifications that are extended for terms of no more than one year from date of installation or eighteen months from date of shipment, and that expressly provide that cure is to be effected by repair or replacement of the defective or noncomplying products and (c) other material warranties.

     4.23. Books and Records.

     The books and records of Salient are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Salient that should be included therein.

     4.24. Internal Control

     Except as set forth in SALIENT DISCLOSURE SCHEDULE 4.24, none of Salient’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its accountants except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. Salient has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

     4.25. Notes and Accounts Receivable

     All notes and accounts received by Salient are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Salient Financial Statements in accordance with the past custom and practice of Salient.

     4.26. Product Liability

     Salient does not have any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product, manufactured, sold, leased, or delivered by Salient.

     4.27. Customers and Suppliers.

     SALIENT DISCLOSURE SCHEDULE 4.27 lists the ten largest customers of Salient (on a consolidated basis) for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of net sales attributable to each such customer. SALIENT DISCLOSURE SCHEDULE 4.27 also lists any additional current customers that Salient anticipates shall be among the ten largest customers for the current fiscal year. Since December 31, 2003, no material supplier of Salient has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to Salient, and no customer listed on SALIENT DISCLOSURE SCHEDULE 4.27 has indicated that it shall stop, or decrease the rate of, buying materials, products or services from Salient.

     4.28. Principal Shareholders

     Neither of the Principal Shareholders has a legal obligation, absolute or contingent, to any other individual or entity to sell their shares of Salient Common Stock, or to effect any merger, consolidation or other reorganization of Salient, or to enter into an agreement with respect thereto. The shares of Salient Common Stock owned by the Principal Shareholders are held free and clear of any liens and encumbrance.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PORTEC

     Portec Rail represents and warrants to the Sellers that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the PORTEC RAIL DISCLOSURE SCHEDULE delivered by Portec Rail to Salient on the date hereof. Portec Rail has made a good faith effort to ensure that the disclosure on each schedule of the PORTEC RAIL DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the PORTEC RAIL DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

     5.1. Organization.

          5.1.1. Portec Rail is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. Portec Rail has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

          5.1.2. PORTEC RAIL DISCLOSURE SCHEDULE 5.1.2 sets forth each Portec Rail Subsidiary. Each Portec Rail Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Portec Rail Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. Portec Rail owns all of the capital stock of each Portec Rail Subsidiary, free and clear of any lien or encumbrance, except as set forth in Portec Rail Disclosure Schedule 5.1.2.

          5.1.3. The respective minute books of Portec Rail and each Portec Rail Subsidiary accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

          5.1.4. Prior to the date of this Agreement, Portec Rail has made available to Salient true and correct copies of the Articles of Incorporation or Charter and Bylaws of Portec Rail.

     5.2. Capitalization.

          5.2.1. The authorized capital stock of Portec Rail consists of 50,000,000 shares of Portec Rail Common Stock, par value $1.00 per share, of which 8,618,002 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of Portec Rail Common Stock held by Portec Rail as treasury stock. Portec Rail is not bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Portec Rail Common Stock, or any other security of Portec Rail or any securities representing the right to vote, purchase or otherwise receive any shares of Portec Rail Common Stock or any other security of Portec Rail.

          5.2.2. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Portec Rail’s stockholders may vote has been issued by Portec Rail and are outstanding.

     5.3. Authority; No Violation.

          5.3.1. Portec Rail has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Portec Rail and the completion by Portec Rail of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Portec Rail. This Agreement has been duly and validly executed and delivered by Portec Rail, and subject to approval by the stockholders of Salient and due and valid execution and delivery of this Agreement by Salient, constitutes the valid and binding obligations of Portec Rail, enforceable against Portec Rail in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

          5.3.2. The execution and delivery of this Agreement by Portec Rail, the consummation of the transactions contemplated hereby, and compliance by Portec Rail with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation, Charter, Code of Regulations or Bylaws of Portec Rail or any Portec Rail Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Portec Rail or any Portec Rail Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Portec Rail or any Portec Rail Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Portec Rail and the Portec Rail Subsidiaries taken as a whole.

     5.4. Consents.

     Except (a) for the filing in the office of the OSS of a certificate of merger in accordance with Section 1701.81 of the OGCL, (b) the filing with the SEC of the Merger Registration Statement and the obtaining from the SEC of such orders as may be required in connection therewith, (c) approval of the listing of Portec Rail Common Stock to be issued in the Merger on the Nasdaq, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of

Portec Rail Common Stock pursuant to this Agreement, and (e) the approval of this Agreement by the requisite vote of the stockholders of Salient, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or third party are necessary, and, to Portec Rail’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by Portec Rail, and the completion of the Merger. Portec Rail has no reason to believe that any public body or authority having jurisdiction over the affairs of Portec Rail or its subsidiaries, the consent or approval of which is required or to which a filing is required, will object to the completion of the transactions contemplated by this Agreement.

     5.5. Financial Statements.

          5.5.1. Portec Rail has previously made available to Salient the Portec Rail Financial Statements covering periods ended prior to the date hereof. The Portec Rail Financial Statements have been prepared in accordance with GAAP consistently applied, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Portec Rail and the Portec Rail Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

          5.5.2. At the date of each balance sheet included in the Portec Rail Financial Statements, Portec Rail did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Portec Rail Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate.

     5.6. No Material Adverse Effect.

     Except as disclosed in PORTEC RAIL DISCLOSURE SCHEDULE 5.6, Portec Rail and the Portec Rail Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since March 31, 2004 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Portec Rail and the Portec Rail Subsidiaries, taken as a whole.

     5.7. Compliance With Applicable Law.

          5.7.1. Each of Portec Rail and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, “Permits”) necessary for Portec Rail or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Portec Rail Permits”), except where the failure to have any of the Portec Rail Permits would not, individually or in the aggregate, have a Material Adverse Effect on Portec Rail, and as of the date of this Agreement, no suspension or cancellation of any Portec Rail Permits is pending or, to the Knowledge of Portec Rail, threatened, except where the suspension or cancellation of any of the Portec Rail Permits, individually or in the aggregate, would not have a Material Adverse Effect on Portec Rail. Neither Portec Rail nor any of its Subsidiaries is in violation of (i) its charter, bylaws or equivalent documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over Portec Rail or any of its Subsidiaries, except for any violations, that, individually or in the aggregate, would not have a Material Adverse Effect on Portec Rail.

          5.7.2. Except as set forth in the PORTEC RAIL DISCLOSURE SCHEDULE 5.7, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Portec Rail or any of its Subsidiaries, or against or involving any of the directors, officers or employees of Portec Rail or any of its Subsidiaries, as such, any of its or their properties, assets or business.

          5.7.3. There are no threatened legal, administrative, arbitration or other proceedings, claims, actions, investigations or inquiries of any nature by any Governmental Entity (i) against Portec Rail or any of its Subsidiaries or their respective officers or Directors, (ii) to which Portec Rail or any of its Subsidiaries’ assets may be subject, or (iii) which would reasonably be expected to adversely affect the ability to Portec Rail to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

     5.8. Securities Documents.

     Portec Rail has made available to Salient copies of its (i) annual report on Form 10-K for the year ended December 31, 2003, (ii) quarterly report on Form 10-Q for the quarter ended March 31, 2004, and (iii) proxy materials used in connection with its meeting of stockholders held on May 26, 2004. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws, and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     5.9. Antitakeover Provisions Inapplicable.

     The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state, including the provisions of the OGCL applicable to Portec Rail or any other Portec Rail Subsidiary and any other state laws applicable to them.

     5.10. Brokers, Finders and Financial Advisors.

     Neither Portec Rail nor any Portec Rail Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

     5.11. Portec Rail Common Stock

     The shares of Portec Rail Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights, except as otherwise provided in the lock-up agreements with the Principal Shareholders.

     5.12. Taxes.

     Except as set forth in PORTEC DISCLOSURE SCHEDULE 4.6, (i) Portec Rail has filed all federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested, (iii) Portec Rail has complied in all material respects with all rules and regulations relating to the withholding of Taxes; (iv) Portec Rail has not waived any statute of limitations in respect to its Taxes which waiver is currently in effect; (v) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of any Tax Return referred to in clause (i) are currently pending; and (vi) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full. Portec Rail has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period (relative to the Effective Time) specified in Code Section 897(c)(1)(A)(ii).

     5.13. Portec Rail Information Supplied.

     The information relating to Portec Rail and any Portec Rail Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Portec Rail with respect to statements made or incorporated by reference therein based on information supplied by Salient specifically for inclusion or incorporation by reference in the Merger Registration Statement.

     5.14. Salient Employees.

     Except as set forth on PORTEC RAIL DISCLOSURE SCHEDULE 5.13, all employees of Salient immediately prior to the Effective Time will continue as employees of Portec Rail at and immediately after the Effective Date. Nothing in this Section 5.14 shall be construed as creating any contract right to employment for any employee, and nothing in this Section 5.14 shall limit the ability of Portec Rail (including Salient as a division of Portec Rail after the Effective Time) to terminate the employment of any employee.

     5.15. Prior Acquisitions.

     Except as set forth on PORTEC RAIL DISCLOSURE SCHEDULE 5.14, since December 10, 1997, neither Portec Rail nor any of its Subsidiaries has been a party to or otherwise involved in any acquisition or attempted acquisition which has resulted in a claim or action being filed against Portec Rail or any of its Subsidiaries for “bad faith” or breach of contract.

ARTICLE VI
COVENANTS OF SALIENT

     6.1. Conduct of Business.

          6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Portec Rail, which consent will not be unreasonably withheld, Salient will: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and, except as provided herein, voluntarily take no action which would adversely affect its ability to perform its covenants and agreements under this Agreement.

          6.1.2. Negative Covenants. Salient agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in SALIENT DISCLOSURE SCHEDULE 6.1.2, or consented to by Portec Rail in writing (which consent shall not be unreasonably withheld), it will not:

               (A) change or waive any provision of its Articles of Incorporation, Charter or Code of Regulations or Bylaws, except as required by law;

               (B) change the number of authorized or issued shares of its capital stock, issue any shares of Salient Common Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Salient Stock Option Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend (cash or otherwise) or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that Salient may issue shares of Salient Common Stock upon the valid exercise, in accordance with the information set forth in SALIENT DISCLOSURE SCHEDULE 4.2.1, of presently outstanding Salient Stock Options issued under the Salient Stock Option Plan.

               (C) enter into, amend in any material respect or terminate any material contract or agreement except in the ordinary course of business;

               (D) transfer to any person or entity any material rights to the Salient Intellectual Property other than in the ordinary course of business consistent with past practice;

               (E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except as otherwise contemplated by this Agreement. Salient shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $90,000, provided that Salient may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business.

               (F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

               (G) merge or consolidate Salient or any Salient Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Salient or any Salient Subsidiary, other than sales of Salient business products in the ordinary course of business consistent with past practice; or make any acquisition of all or any substantial portion of the business or assets of any other Person;

               (H) except as permitted by Section 6.1.2(B) sell or otherwise dispose of the capital stock of Salient or sell or otherwise dispose of any asset of Salient or of any Salient Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Salient or of any Salient Subsidiary to a lien, pledge, security interest or other encumbrance other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money);

               (I) take any action which would be reasonably expected to result in any of the representations and warranties of Salient set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied;

               (J) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Salient or any Salient Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

               (K) except as set forth on the SALIENT DISCLOSURE SCHEDULE 6.1.2(K), enter into, renew, extend or modify any other transaction with any Affiliate;

               (L) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

               (M) make any change in accounting policies or practices in existence on the date of this Agreement and reflected in the Salient Financial Statements, including without limitation those policies regarding accounts receivable and revenue and cost recognition, except as may be required by changes in applicable law or regulations or GAAP;

               (N) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Salient Compensation and Benefit Plan;

               (O) except as set forth in SALIENT DISCLOSURE SCHEDULE 6.1.2(O), make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

               (P) except as set forth in SALIENT DISCLOSURE SCHEDULE 6.1.2(P), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

               (Q) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers, involving a payment by Salient or any Salient Subsidiary of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof.

               (R) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $10,000 individually or $20,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

               (S) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Portec Rail and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Portec Rail (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of Portec Rail (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

               (T) make any Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therefore that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

               (U) transfer to any person or entity any material rights to the Intellectual Property; or

               (V) agree to do any of the foregoing.

     6.2. Current Information.

          6.2.1. During the period from the date of this Agreement to the Effective Time, Salient will cause one or more of its representatives to confer with representatives of Portec Rail and report the general status of its ongoing operations at such times as Portec Rail may reasonably request. Salient will promptly notify Portec Rail of any change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Salient. Without limiting the foregoing, senior officers of Portec Rail and Salient shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Salient, and Salient shall give due consideration to Portec Rail’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Portec Rail nor any Portec Rail Subsidiary shall under any circumstance be permitted to exercise control of Salient prior to the Effective Time.

          6.2.2. Salient and Portec Rail shall meet on a regular basis to discuss and plan for the conversion of data processing and related electronic informational systems to those used by Portec Rail, which planning shall include, but not be limited to, discussion of the possible termination by Salient of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Salient in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Salient shall be obligated to take any such action prior to the Effective Time provided, however, that Salient shall not be required to take such action unless Portec Rail agrees in writing that it is requiring Salient to take such actions and all conditions to closing set forth in Article IX have been satisfied or waived.

          6.2.3. Salient shall promptly inform Portec Rail upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Salient under any labor or employment law.

     6.3. Access to Properties and Records.

     Subject to Section 12.1 hereof, Salient shall permit Portec Rail reasonable access upon reasonable notice to its properties, and shall disclose and make available to Portec Rail during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Salient reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Code of Regulations, material contracts and agreements, filings with any Governmental Entities, litigation files, plans affecting employees, and any other business activities or prospects in which Portec Rail may have a reasonable interest; provided, however, that Salient shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Salient’s reasonable judgment, would interfere with the normal conduct of Salient’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. Salient shall provide and shall request its independent accountants to provide Portec Rail with such historical financial information regarding it (and related audit reports and consents) as Portec Rail may reasonably request. Portec Rail shall use commercially reasonable efforts to minimize any interference with Salient’s regular business operations during any such access to Salient’s property, books and records. Salient shall permit Portec Rail, at its expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or, to the extent permitted under the applicable lease agreement, occupied by Salient.

     6.4. Financial and Other Statements.

          6.4.1. Promptly upon receipt thereof, Salient will furnish to Portec Rail copies of each annual, interim or special audit or review of the books of Salient and the Salient Subsidiaries made by its independent accountants and copies of all internal control reports submitted to Salient by such accountants in connection with each annual, interim or special audit of the books of Salient and the Salient Subsidiaries made by such accountants.

          6.4.2. Within 15 days after the end of each month, Salient will deliver to Portec Rail a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

          6.4.3. With reasonable promptness, Salient will furnish to Portec Rail such additional financial data that Salient possesses and as Portec Rail may reasonably request, including without limitation, detailed monthly financial statements.

          6.4.4. Salient shall permit BKD, LLP to conduct an audit of the balance sheet and income statement of Salient as of and for the year ended December 31, 2003, which audit shall be paid for by Portec Rail.

     6.5. Maintenance of Insurance.

          6.5.1. Salient shall use commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by Salient set forth in SALIENT DISCLOSURE SCHEDULE 4.9.2. Salient will promptly inform Portec Rail if Salient receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

          6.5.2. Salient will contract for air transportation through Business Flyers Group, Inc. only in the ordinary course of business consistent with past practice.

     6.6. Disclosure Supplements.

     From time to time prior to the Effective Time, Salient will promptly supplement or amend the SALIENT DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such SALIENT DISCLOSURE SCHEDULE or which is necessary to correct any information in such SALIENT DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such SALIENT DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX. Notwithstanding anything to the contrary contained herein, no failure to provide any such supplement or amendment to the SALIENT DISCLOSURE SCHEDULE shall constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying breach or inaccuracy would individually or collectively result in the failure of a condition set forth in Article IX to be satisfied. Within 15 days of receipt of a supplement or amendment to a SALIENT DISCLOSURE SCHEDULE, Portec Rail shall inform Salient if Portec Rail believes that the information set forth in such supplement or amendment constitutes a breach of a representation or warranty such that the period for curing such breach set forth in Section 11.1.2 or 11.1.3 is applicable.

     6.7. Consents and Approvals of Third Parties.

     Salient shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any Governmental Entity or other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement, including with respect to any contracts for which the consent of the other party is necessary in connection with the Merger and transactions contemplated by this Agreement.

     6.8. All Reasonable Efforts.

     Subject to the terms and conditions herein provided, Salient agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     6.9. Failure to Fulfill Conditions.

     In the event that Salient determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Portec Rail.

     6.10. No Solicitation.

     From and after the date hereof until the termination of this Agreement, neither Salient, nor any Salient Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by Salient), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and Salient shall notify Portec Rail orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director or employee, or, to Salient’s Knowledge, investment banker, financial advisor, attorney, accountant or other representative of Salient may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of Salient from (i) complying with its disclosure obligations under federal or state law; or (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of Salient determines in good faith (after consultation, as it deems necessary, with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to Salient’s stockholders than the Merger; (B) the Board of Directors of Salient determines in good faith (after consultation, as it deems necessary, with its financial and legal advisors) that the failure to furnish information to or enter into discussions with such Person would likely cause the Board of Directors to breach its fiduciary duties to stockholders under applicable law; (C) such Acquisition Proposal was not solicited by Salient and did not otherwise result from a breach of this Section 6.10 by Salient (such proposal that satisfies clauses (A), (B) and (C) being referred to herein as a “Superior Proposal”); (D) Salient promptly notifies Portec Rail of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Salient or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreements that Salient and Portec Rail entered into; and (E) the Salient Stockholders Meeting has not occurred. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving Salient or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Salient and the Salient Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Salient or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     6.11. Minutes of Meetings of the Board of Directors and Committees.

     Salient shall provide Portec Rail with minutes of all meetings of the Board of Directors and committees thereof within fifteen days of date of the meeting; provided that Salient may redact portions of the minutes that contain confidential discussion of this Agreement and the transactions contemplated hereby.

     6.12. Lock-up Agreement.

     The Principal Shareholders shall execute and deliver at the Closing the Lock-Up Agreement in the form attached as Exhibit F to this Agreement.

     6.13. Non-Compete Agreements.

     As a condition to further employment with Salient, Salient shall obtain a non-compete agreement, substantially in the form attached to PORTEC RAIL DISCLOSURE SCHEDULE 6.13, with the Salient employees who are listed on PORTEC RAIL DISCLOSURE SCHEDULE 6.13.

ARTICLE VII
COVENANTS OF PORTEC

     7.1. Conduct of Business.

     During the period from the date of this Agreement to the Effective Time, except with the written consent of Salient, which consent will not be unreasonably withheld, Portec Rail will, and it will cause each Portec Rail Subsidiary to: use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect its ability to perform its covenants and agreements under this Agreement; or (ii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

     7.2. Current Information and Consultation.

     During the period from the date of this Agreement to the Effective Time, Portec Rail will cause one or more of its representatives to confer with representatives of Salient and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as Salient may reasonably request. Portec Rail shall be reasonably responsive to requests by Salient for access to such information and personnel regarding Portec Rail and its Subsidiaries as may be reasonably necessary for Salient to confirm that the representations and warranties of Portec Rail contained herein are true and correct and that the covenants of Portec Rail contained herein have been performed in all material respects; provided, however, that Portec Rail shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Portec Rail’s reasonable judgment, would interfere with the normal conduct of Portec Rail’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

     7.3. Financial and Other Statements.

     Promptly following the date such documents are filed with the SEC, Portec Rail will deliver to Salient the Securities Documents filed by it with the SEC under the Securities Laws other than those Securities Documents that are available publicly though the SEC’s EDGAR data base.

     7.4. Disclosure Supplements.

     From time to time prior to the Effective Time, Portec Rail will promptly supplement or amend the PORTEC RAIL DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such PORTEC RAIL DISCLOSURE SCHEDULE or which is necessary to correct any information in such PORTEC RAIL DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such PORTEC RAIL DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX. Notwithstanding anything to the contrary contained herein, no failure to provide any such supplement or amendment to the PORTEC RAIL DISCLOSURE SCHEDULE shall constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying breach or inaccuracy would individually or collectively result in the failure of a condition set forth in Article IX to be satisfied. Within 15 days of receipt of a supplement or amendment to a PORTEC RAIL DISCLOSURE SCHEDULE, Salient shall inform Portec Rail if Salient believes that the information set forth in such supplement or amendment constitutes a breach of a representation or warranty such that the period for curing such breach set forth in Section 11.1.2 or 11.1.3 is applicable.

     7.5. Consents and Approvals of Third Parties.

     Portec Rail shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any Governmental Entity or other person necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     7.6. All Reasonable Efforts.

     Subject to the terms and conditions herein provided, Portec Rail agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     7.7. Failure to Fulfill Conditions.

     In the event that Portec Rail determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Salient.

     7.8. Stock Listing.

     Portec Rail agrees to list, at or prior to the Effective Time, on the Nasdaq (or such other national securities exchange on which the shares of the Portec Rail Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of Portec Rail Common Stock to be issued in the Merger.

     7.9. Stock and Cash Reserve.

     Portec Rail agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Portec Rail Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII
APPROVALS AND OTHER MATTERS

     8.1. Meeting of Stockholders.

          8.1.1. Salient will (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Salient’s reasonable judgment, necessary or desirable (the “Salient Stockholders Meeting”), (ii) in connection with the solicitation of proxies with respect to the Salient Stockholders Meeting, have its Board of Directors recommend approval of this Agreement to the Salient stockholders; and (iii) cooperate and consult with Portec Rail with respect to each of the foregoing matters. The Board of Directors of Salient may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its outside financial and legal advisors (as it deems necessary), has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

     8.2. Proxy Statement-Prospectus; Merger Registration Statement.

          8.2.1. For the purposes (x) of registering Portec Rail Common Stock to be offered to holders of Salient Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the Salient Stockholders Meeting, Portec Rail shall draft and prepare, and Salient shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Salient to the Salient stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Portec Rail shall provide Salient and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Portec Rail shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Portec Rail shall use its best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Salient shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. Portec Rail shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Salient shall furnish all information concerning Salient and the holders of Salient Common Stock as may be reasonably requested in connection with any such action.

          8.2.2. Portec Rail shall, as soon practicable following the date hereof, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Portec Rail will advise Salient promptly after Portec Rail receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of Portec Rail Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and Portec Rail will provide Salient with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Salient may reasonably request.

          8.2.3. Salient and Portec Rail shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Salient shall cooperate with Portec Rail in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Portec Rail shall promptly file an amended Merger Registration Statement with the SEC, and each of Salient and Portec Rail shall mail an amended Proxy Statement-Prospectus to Salient’s stockholders.

     8.3. Third Party Approvals.

     Each of Salient and Portec Rail will cooperate with the other and use all reasonable efforts to promptly prepare and as soon as practicable following the date hereof, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of any Governmental Entity or other third parties necessary or desirable to consummate the transactions contemplated by this Agreement. Salient and Portec Rail will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of Salient or Portec Rail to any Governmental Entity or third party in connection with the Merger and the other transactions contemplated by this Agreement. Salient shall have the right to review and approve in advance all characterizations of the information relating to Salient and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, Salient and Portec Rail shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity or third party prior to its filing.

     8.4. Affiliates.

     Salient shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Salient to deliver to Portec Rail, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the Salient Stockholders Meeting, a written agreement, in the form of Exhibit C hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Portec Rail Common Stock to be received by such “affiliate” as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE IX
CLOSING CONDITIONS

     9.1. Conditions to Each Party’s Obligations under this Agreement.

     The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

          9.1.1. Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of Salient.

          9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

          9.1.3. Approvals. All approvals from any Governmental Entity or other third party required to complete the Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

          9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Portec Rail Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

          9.1.5. Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Portec Rail and Salient shall have received an opinion of BKD, LLP reasonably acceptable in form and substance to Portec Rail and Salient, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinions described in this Section 9.1.5 BKD, LLP may require and rely upon customary representations contained in certificates of officers of Portec Rail and Salient and their respective Subsidiaries.

          9.1.6. Nasdaq Listing. The shares of Portec Rail Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

     9.2. Conditions to the Obligations of Portec Rail under this Agreement.

     The obligations of Portec Rail under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.8 at or prior to the Closing Date:

          9.2.1. Representations and Warranties. Each of the representations and warranties of the Sellers set forth in this Agreement which is qualified as to materiality shall be true and correct, and each such representational warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date), and Salient shall have delivered to Portec Rail a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Salient as of the Effective Time.

          9.2.2. Agreements and Covenants. Salient shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Portec Rail shall have received a certificate signed on behalf of Salient by the Chief Executive Officer and Chief Financial Officer of Salient to such effect dated as of the Effective Time.

          9.2.3. Absence of Litigation. Neither Salient nor Portec Rail shall be made a party to, or to the Knowledge of either party, threatened by, any actions, suits, proceedings, litigation or legal proceedings which challenges the Agreement or any of the terms thereof or transactions contemplated thereby, or which if adversely determined could, in the reasonable opinion of Portec Rail, (i) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (ii) affect adversely the right of Portec Rail to own the assets of Salient and to operate its business following the Merger.

          9.2.4. Governmental Entity Approval. No approval from any Governmental Entity required for consummation of the transactions contemplated by this Agreement shall include any condition or requirement that could reasonably be expected by Portec Rail to result in a Material Adverse Effect on Portec Rail and its Subsidiaries, taken as a whole.

          9.2.5. Closing Documents. The Sellers shall have delivered to Portec Rail the closing documents as specified in Section 10.2.

          9.2.6. Employment Agreement. Harold Harrison shall have executed the Employment Agreement.

          9.2.7. Consents of Third Parties. Portec Rail shall have received the consents of the other parties to the contracts and leases referenced in Section 4.8.2, or evidence satisfactory to Portec Rail that such consents are unnecessary.

          9.2.8. Non-Compete Agreements. The Salient employees listed on PORTEC DISCLOSURE SCHEDULE 6.13 shall have executed the non-compete agreements attached to PORTEC DISCLOSURE SCHEDULE 6.13.

          9.2.9. Life Insurance. Portec Rail shall have obtained a key man life insurance policy on Harold Harrison.

          9.2.10. Legal Opinion. Portec Rail shall have received a legal opinion from Vorys, Sater, Seymour and Pease LLP to the effect that: all corporate actions necessary for the consummation of the transactions contemplated by this Agreement have been duly authorized by Salient; all shares of Salient Common Stock issued and outstanding as of the Closing Date have been duly authorized and validly issued; the requisite vote of the Salient Shareholders approving the Merger and the Merger Agreement has been obtained; Salient is a corporation in good standing under the laws of the State of Ohio; the engagement agreement with the Falls River Group, dated March 25, 2002, was approved by the board of directors of Salient at a duly convened meeting of the board, and represents a valid obligation of Salient, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws effecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

          9.2.11. Dissenting Shares. As of immediately prior to the Effective Time, not more than 5% of the issued and outstanding shares of Salient Common Stock shall have dissented to the Merger under the OGCL, and preserved, as of immediately prior to the Effective Time, the right to pursue their right of appraisal for the fair value of their shares of Salient Common Stock under the OGCL.

     9.3. Conditions to the Obligations of Salient under this Agreement.

     The obligations of Salient under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.10 at or prior to the Closing Date:

          9.3.1. Representations and Warranties. Each of the representations and warranties of Portec Rail set forth in this Agreement which is qualified as to materiality shall be true and correct, and each such representational warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date); and Portec Rail shall have delivered to Salient a certificate to such effect signed by the Chief Executive Officer or Chief Operating Officer and the Chief Financial Officer of Portec Rail as of the Effective Time.

          9.3.2. Agreements and Covenants. Portec Rail shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Salient shall have received a certificate signed on behalf of Portec Rail by the Chief

Executive Officer or Chief Operating Officer and Chief Financial Officer of Portec Rail to such effect dated as of the Effective Time.

          9.3.3. Absence of Litigation. Neither Salient nor Portec Rail shall be made a party to any actions, suits, proceedings, litigation or legal proceedings which challenges the Agreement or any of the terms thereof or transactions contemplated thereby, or which if adversely determined could, in the reasonable opinion of Salient, (i) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (ii) have a Material Adverse Effect on Portec Rail following the Effective Time.

          9.3.4. Governmental Entity Approval. No approval from any Governmental Entity required for consummation of the transactions contemplated by this Agreement shall include any condition or requirement that could reasonably be expected by Salient to result in a Material Adverse Effect on Salient or its shareholders.

          9.3.5. Closing Documents. Portec Rail shall have delivered to Salient the closing documents as specified in Section 10.3.

          9.3.6. Employment Agreement. Portec Rail shall have executed the Employment Agreement.

          9.3.7. Legal Opinion. Salient shall have received a legal opinion from Luse Gorman Pomerenk & Schick, P.C. to the effect that: all corporate actions necessary for the consummation of the transactions contemplated by this Agreement have been duly authorized by Portec Rail; all shares of Portec Rail Common Stock to be issued to the Salient shareholders in connection with this Agreement have been duly authorized and validly issued and properly registered with the SEC and listed on Nasdaq; and Portec Rail is a corporation in good standing under the laws of the State of West Virginia.

          9.3.8. Permits, Authorizations, Etc. Portec Rail and its Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on Portec Rail and its Subsidiaries, taken as a whole.

          9.3.9. Payment of Merger Consideration. Portec Rail shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Salient with a certificate evidencing such delivery.

          9.3.10. Potential Adjustment to Merger Consideration. The aggregate value of the shares of Portec Rail Common Stock, based on the closing price of the Portec Rail Common Stock on the day immediately preceding the Closing Date and the day immediately preceding the Effective Time, to be delivered as of the Effective Time, not including the amount of cash paid in lieu of fractional shares of Portec Rail Common Stock pursuant to Section 3.1.8, shall not be less than 51% of the sum of (i) the aggregate value of the Merger Consideration to be delivered as of the Effective Time (including cash paid in lieu of fractional shares), plus (ii) the value of any consideration described in Section 1.368(1)(ii) of the Treasury Department regulations, plus (iii) cash to be paid to holders of Dissenting Shares (and for this purpose, assuming that holders of Dissenting Shares will receive an amount of consideration for their shares of Salient Common

Stock that will not materially exceed the value of the Base Merger Consideration the holders of such shares would have received if they had participated in the transactions contemplated by this Agreement), plus (iv) the value of any consideration paid by Portec Rail or any of its Subsidiaries (or any “related persons” to Portec Rail or any of its Subsidiaries within the meaning of Section 1.3681(e)(3) of the Treasury Department regulations) to acquire shares of Salient Common Stock prior to the Effective Time; provided, however, that if the condition described in this Section 9.3.10 is not satisfied as provided above, the parties shall postpone the Closing or the consummation of the Merger (as the case may be) until the earlier of (i) the satisfaction of the condition set forth in this Section 9.3.10, or (ii) the expiration of 30 days if such condition has not been satisfied. In the event the condition set forth in this Section 9.3.10 has not been satisfied within the time frames set forth herein, Salient may terminate the Agreement pursuant to Section 11.1.3.

ARTICLE X
THE CLOSING

     10.1. Time and Place.

     Subject to the provisions of Articles IX and XI hereof, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the date determined by Portec Rail, in its sole discretion, upon 5 days prior written notice to Salient, but in no event later than 30 after the last condition precedent (other than those conditions that relate to actions to be taken at the Closing, but subject to the fulfillment or waiver of those conditions) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which Portec Rail and Salient mutually agree (the “Closing Date”). A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date (the “Pre-Closing Date”).

     10.2. Salient Deliveries at the Closing.

     At or prior to the Closing, Salient shall deliver to Portec Rail: (i) certified copies of resolutions of Salient’s Board of Directors authorizing this Agreement and the transactions contemplated thereby; (ii) a certificate executed by the President and Chief Executive Officer, the Chief Financial Officer and by the Principal Shareholders attesting that Salient and each Principal Shareholder has complied with all conditions set forth in Section 9.2 or indicating with specificity any respects in which those conditions have not been complied with; (iii) opinions of legal counsel as set forth in Section 9.2.10; (iv) the executed escrow agreements in the form attached as Exhibits C1 and C2; (v) the option cancellation agreement referenced in Section 3.3; (vi) the executed non-compete agreement referenced in Section 9.2.8, (vii) evidence of the consent of the other parties to contracts and leases referenced Section 9.2.7; (viii) certificates from the State of Ohio and from each jurisdiction where Salient is required to qualify to do business as a foreign corporation, dated no earlier than ten (10) days prior to the Closing Date, as to the good standing of Salient; (ix) an assignment, consent or waiver, in a form acceptable to

Portec Rail, of the lessor as described in SALIENT DISCLOSURE SCHEDULE 4.8.1 and (x) such other documents as reasonably requested by Portec Rail.

     10.3. Portec Rail Deliveries at the Closing.

     At the Closing, Portec Rail shall deliver to Salient the (i) evidence that the Merger Consideration has been delivered as provided under Section 9.3.9; (ii); certified copies of resolutions of Portec Rail’s Board of Directors authorizing this Agreement and the transactions contemplated thereby; and (iii) certificate executed by the President and Chief Executive Officer of Portec Rail attesting that Portec Rail has complied with all conditions set forth in Section 9.3 or indicating with specificity any respects in which those conditions have not been complied with. (iv) the executed escrow agreements in the form attached as Exhibits C1 and C2; (v) the opinion of legal counsel referenced in Section 9.3.7; (vi) the Harrison Promissory Note referenced in the form attached as Exhibit E; (vii) the tax opinion referenced in Section 9.1.5; and (viii) such other documents as reasonably requested by Salient.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

     11.1. Termination.

     This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of Salient:

          11.1.1. At any time by the mutual written agreement of Portec Rail and Salient;

          11.1.2. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 15 days after written notice of such breach by the terminating party to the other party;

          11.1.3. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 15 days after written notice of such failure by the terminating party to the other party;

          11.1.4. At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Portec Rail and Salient; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

          11.1.5. By either party, if the stockholders of Salient shall have voted at the Salient Stockholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions;

          11.1.6. By either party if (i) final action has been taken by a Governmental Entity whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

          11.1.7. By the Board of Directors of Portec Rail if Salient has received a Superior Proposal and the Board of Directors of Salient has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to Portec Rail.

          11.1.8. By the Board of Directors of Salient if Salient has received a Superior Proposal and the Board of Directors of Salient has made a determination to accept such Superior Proposal; provided that Salient shall not terminate this Agreement pursuant to this Section 11.1.8 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following Portec Rail’s receipt of written notice advising Portec Rail that Salient has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether Salient intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, Salient shall provide a reasonable opportunity to Portec Rail during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable Salient to proceed with the Merger on such adjusted terms.

     11.2. Effect of Termination.

          11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 11.3, 12.1, 12.2, 12.4, 12.5, 12.6, 12.9, 12.10, 12.11, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

          11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

               (A) Except as provided in (B) and (C) below, or in Section 11.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

               (B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith under this Section 11.2.2(B).

               (C) As a condition of Portec Rail’s willingness, and in order to induce Portec Rail to enter into this Agreement, and to reimburse Portec Rail for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Salient hereby agrees to pay Portec Rail, and Portec Rail shall be entitled to payment of, a fee of $1,200,000 (the “Fee”), within three business days after written demand for payment is made by Portec Rail, following the occurrence of any of the events set forth below:

     (i) Salient terminates this Agreement pursuant to Section 11.1.8 or Portec Rail terminates this Agreement pursuant to Section 11.1.7; or

     (ii) The entering into a definitive agreement by Salient relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Salient within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by Portec Rail pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by Salient or any Salient Subsidiary after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to Salient; or (ii) the termination of the Agreement by Portec Rail or Salient pursuant to Section 11.1.5 because of the failure of the stockholders of Salient to approve this Agreement at the Salient Stockholders Meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the stockholders of Salient.

               (D) If demand for payment of the Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then Portec Rail will not have any other rights or claims against Salient or its Subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of Portec Rail against Salient and its Subsidiaries and their respective officers and directors.

     11.3. Indemnification

          11.3.1. Survival Periods. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties, and together with the covenants to be performed after the Closing Date, shall survive the Closing Date for a period ending three years after the Closing Date (the “Survival Period”). No claim for indemnification may be made under this Section 11.3 after the expiration of the Survival Period. Claims based on fraud, willful misconduct or breaches of covenants to be performed after Closing may be asserted up to the expiration date of any applicable statute of limitations. Any investigations by or on behalf of a party hereto shall not constitute a waiver of such party’s right to enforce any representation or warranty by the other party contained herein. Any notice of a possible claim for indemnification that is provided in writing during the Survival Period shall survive the expiration of the Survival Period.

          11.3.2. Offset. Portec Rail shall have the right to set off all or any part of any damages it may reasonably claim are covered by indemnity granted under Section 11.3.3 by reducing the amount or value of any consideration to be paid or otherwise transferred under Section 3.1.3(C) (ascribing to such shares the closing price of the Portec Rail Common Stock on Nasdaq as of the close of trading on the day immediately preceding the date of any payment described in Section 3.1.3(C)). This right may affect the timing and amount of any payments required under Section 3.1.3(C), which payments shall be made promptly and with interest at the Wall Street Journal prime rate if it is determined that Portec Rail was not entitled to the indemnity so claimed.

          11.3.3. Indemnification by Salient and the Principal Shareholders. Subject to Section 11.3.6, Salient (but only prior to the Closing) and the Principal Shareholders shall indemnify and hold Portec Rail harmless against and with respect to, and shall reimburse Portec Rail for:

               (A) Any and all claims, losses, expenses, liabilities, or damages resulting from any untrue representation or breach of warranty contained in this Agreement or in any certificate delivered to Portec Rail hereunder, or from any nonfulfillment of any covenants by Sellers contained herein to be performed prior to Closing; and

               (B) The reasonable costs and expenses (including reasonable legal fees and expenses) incurred by Portec Rail relating to any and all actions, suits, proceedings, claims, demands, assessments, judgments, and investigations reasonably necessary to attempt to avoid the same or to oppose the imposition of any loss, liability or damage relating to a claim covered by the indemnification provisions of this Section 11.3.

          11.3.4. Indemnification by Portec Rail. Portec Rail shall indemnify and hold Sellers harmless against and with respect to, and shall reimburse Sellers for:

               (A) Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenants by Portec Rail contained herein or in any certificate delivered to Salient and Sellers hereunder; and

               (B) The reasonable costs and expenses (including reasonable legal fees and expenses) incurred by Salient (if there is no Closing) and the Principal Shareholders relating to any and all actions, suits, proceedings, claims, demands, assessments, judgments, and investigations reasonably necessary to attempt to avoid the same or to oppose the imposition of any loss, liability or damages relating to a claim covered by the indemnification provisions of under this Section 11.3.

          11.3.5. Procedures for Indemnification. The procedures for indemnification shall be as follows:

               (A) The party claiming the indemnification (the “Indemnified Party”) shall promptly give notice to the party from whom the indemnification is claimed (the “Indemnifying

Party”) of any claim whether between the parties or brought by a third party against the Indemnified Party, specifying (i) the factual basis for such claim, and (ii) the amount of the claim. If a claim relates to an action, suit, or proceeding filed by a third party against the Indemnified Party, such notice shall be given by the Indemnified Party to the Indemnifying Party within ten (10) business days after written notice of such action, suit, or proceeding shall have been given to the Indemnified Party.

               (B) Following receipt of notice from the Indemnified Party of a claim, the Indemnifying Party shall have thirty (30) business days in which to make such investigation of the claim as the Indemnifying Party shall deem necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the claim.

               (C) With respect to any claim by a third party as to which the Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense to participate in or, if it so elects, to assume control of the defense of such claim, and the Indemnified Party shall cooperate fully with the Indemnifying Party, subject to reimbursement for reasonable actual out-of-pocket expense incurred by the Indemnified Party as the result of a request by the Indemnifying Party to so cooperate. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Indemnified Party shall have the right to participate in the defense of such claim at its own expense.

               (D) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make all reasonable efforts to reach a decision with respect thereto as expeditiously as possible.

               (E) If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, the Indemnifying Party shall be bound by the results obtained in good faith by the Indemnified Party with respect to such claim.

          11.3.6. Limitation on Indemnification. Notwithstanding any other provision of this Agreement:

               (A) Other than with respect to any indemnification claim made with respect to Sections 4.1, 4.2, 4.3, 4.14, 4.13, or 4.25 hereof, Sellers shall not have any indemnification payment obligations under this Section 11.3 unless and until the aggregate amount of losses, liabilities, damages, costs or expenses of any kind under Section 11.3 exceeds Fifty Thousand Dollars ($50,000) with respect to any individual claim, or One Hundred Fifty Thousand Dollars ($150,000) for any combination of claims, provided, that once the aggregate amount of such losses, liabilities, damages, costs or expenses exceeds One Hundred Fifty Thousand Dollars ($150,000), Sellers shall be liable for all such losses, liabilities, damages, costs or expenses.

               (B) The maximum liability for indemnification obligations of Sellers under Section 11.3, other than with respect to Sellers’ fraud or willful misconduct, shall be $4,700,000. Portec Rail agrees to assert any claims for indemnification under Section 11.3 (other than with respect to actions for fraud or willful misconduct) against the Principal Shareholders pro rata basis based on their percentage ownership of Salient as of the Closing Date.

               (C) The Sellers shall not have any indemnification payment obligations under this Section 11.3 unless and until Portec Rail shall have exhausted the liability limits of any insurance coverage (under a policy that is in effect as of the date hereof) applicable to such claim (provided that Portec Rail shall be deemed to have exhausted the liability limits if it requests coverage under the policy, which request is denied by the insurer).

               (D) All indemnification payments made under Section 11.3.3 shall be deemed to be adjustments to the Merger Consideration.

               (E) Any indemnification obligation of the Sellers shall be reduced by the net Tax benefits available to Portec Rail and/or Affiliates.

          11.3.7. Exclusive Remedies. The remedies provided for in this Section 11.3 of this Agreement shall be the sole and exclusive remedies for any breach or inaccuracy of any representation or warranty in this Agreement or any certificate delivered at Closing (but shall be in addition to any right to terminate the Agreement based on such breach or inaccuracy); provided however that nothing herein is intended to waive any claims for fraud or willful misconduct or waive any equitable remedies to which a party may be entitled for fraud or willful misconduct.

     11.4. Amendment, Extension and Waiver.

     Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Salient), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Salient, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to Salient’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII
MISCELLANEOUS

     12.1. Confidentiality.

     Except as specifically set forth herein, Portec Rail and Salient mutually agree to be bound by the terms of the confidentiality agreement dated June 10, 2004 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

     12.2. Public Announcements.

     Salient and Portec Rail shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Salient nor Portec Rail shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

     12.3. Notices.

     All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to Salient, to:	Harold D. Harrison
President and Chief Executive Officer
Salient Systems, Inc.
4330 Tuller Road
Dublin, Ohio 43017-5006
Fax: (614) 792-5800

With required copies to:	Anker M. Bell, Esq.
Vorys, Sater, Seymour and Pease LLP
P.O. Box 1008
Columbus, Ohio 43216
Fax: (614) 719-4623

Kerry Dustin
Chief Executive Officer
Falls River Group, LLC
425 8th Street South
Naples Fl 34102
Fax: (239) 649-1792

If to Portec Rail, to:	John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
900 Old Freeport Road
Pittsburgh, PA 15238-8250
Fax: (412) 782-3987

With required copies to:	John J. Gorman, Esq.
Robert Lipsher, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C. 20015
Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

     12.4. Parties in Interest.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

     12.5. Complete Agreement.

     This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

     12.6. Counterparts.

     This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

     12.7. Severability.

     In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

     12.8. Governing Law.

     This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its principles of conflicts of laws.

     12.9. Counsel

     Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision. If any party initiates any litigation against any other party involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

     12.10. Interpretation.

     When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     12.11. Jurisdiction And Venue.

          12.11.1. Each of the parties hereto by its execution hereof:

               (A) Irrevocably submits to the jurisdiction of any state court located in Allegheny County, Pennsylvania and to the jurisdiction of the United States District Court having jurisdiction over Allegheny County, Pennsylvania for the purpose of any suit, action or other proceeding arising out of or based on this Agreement, or the subject matter hereof; and

               (B) Waives to the extent not prohibited by applicable law, and agrees not assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that any such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such court.

          12.11.2. The parties hereto hereby consent to service of process in any such proceeding in any manner permitted by the laws of the Commonwealth of Pennsylvania, and agree that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section is reasonably calculated to give actual notice.

     12.12. Specific Performance.

     The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     12.13. Costs and Expenses.

     Except as otherwise provided herein or otherwise agreed in writing, Salient and Portec Rail shall each pay all of their own costs and expenses, including legal and accounting fees, and all expense relating to their respective performance of, and compliance with, all undertakings herein. All fees to be paid to Government Entities in connection with the transactions contemplated by this Agreement shall be borne by Portec Rail.

     12.14. WAIVER OF TRIAL BY JURY.

     THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR RISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION WITH SUCH AGREEMENTS.

     IN WITNESS WHEREOF, Portec Rail, Salient and the Principal Shareholders have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

Portec Rail Products, Inc.
Dated: July 20, 2004	By:	/s/ John S. Cooper
		Name:	John S. Cooper
		Title:	President and Chief Executive Officer

Salient Systems, Inc.
Dated: July 20, 2004	By:	/s/ Harold D. Harrison
		Name:	Harold D. Harrison
		Title:	President and Chief Executive Officer

Principal Shareholders

Dated: July 20, 2004	/s/ Harold D. Harrison

Harold D. Harrison

Dated: July 20, 2004	/s/ Sharron A. Harrison

Sharron A. Harrison